The stockholders of the Brookfield Global Listed Infrastructure Income Fund Inc. voted on the following proposals at a stockholder meeting on May 14, 2015. The description of the proposal and number of shares voted are as follows:

                               Shares Voted     Shares Voted    Shares Voted
                                    For            Against         Abstain
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1 To elect to the Fund's
  Board of Directors
  Heather S. Goldman             8,693,806         175,263            -
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